1 Exhibit 10.5 SEMRUSH B.V. Amended and Restated Statement of Terms & Conditions of Employment

2 Contract of Employment From: Semrush B.V. with a registered office at Prins Bernhardplein 200, 1097 JB Amsterdam, duly represented in this matter by Stephen Howard Owens, Director (hereafter referred to as "the Company"). To: Vitalii Obishchenko, Waterland 228, 5658PM, Eindhoven, Netherlands (hereafter referred to as “you” and “the Employee”). 1. Introduction This contract sets out the principal terms and conditions applying to your employment with the Company as required by Section 7:655 of the Dutch Civil Code (BW). 2. Commencement of Employment 2.1 Your employment with the Company commenced on May 16, 2023. Your employment under this contract is for indefinite period. 2.2 You as an employee declare that you are allowed to work in the Netherlands. This employment contract is concluded under the resolutive condition that the Employee is allowed to work in the Netherlands. The employment contract will terminate by operation of law as soon as it is established that the Employee is not or no longer allowed to work in the Netherlands. 3. Job Title 3.1 Your job title is Chief Operating Officer (COO) reporting to Oleg Shchegolev, CEO, or to any other person as may be authorised by the Company and notified to you. Your main duties are as set out in the separate job description, which forms an integral part of this contract. 3.2 In addition or as an alternative to your normal duties, you may from time to time be required to undertake on a temporary or permanent basis other duties within any department of the Company or for or on behalf of any Group Company. 3.3 You shall not during your employment, unless set forth as part of your job description, or permitted under an executed Power of Attorney, or otherwise expressly permitted by the Company: (a) represent yourself as having authority to negotiate or conclude or enter into any binding contract on behalf of the Company or any Group Company; (b) pledge credit or accept payments on behalf of the Company or any Group Company; (c) make or deliberately or maliciously cause or permit to be made any untrue, derogatory, disparaging or misleading statement in relation to the Company or any Group Company and its/their members, officers or employees. 4. Hours of Work 4.1. Your normal hours of work are 40 hours per week, Monday to Friday, between 9 am and 6 pm. There are no standard times for rest/breaks. You may, within good employment standards under Dutch law, on occasion be asked or choose to work additional hours for the good performance of your duties. The remuneration as mentioned in article 6 will be considered to be sufficient to include this occasional overtime. Lunch breaks and other breaks provided to you will not constitute working time. 5. Place of Work 5.1 Your place of employment will be your (future) home address in the Netherlands and at the Semrush BV office on a schedule agreed between you and your manager. The Company reserves the right to vary your place or work in accordance

3 with business needs. You must communicate to the Company any change in your home address. 6. Remuneration 6.1 Your basic salary will be €353,800.00 gross per annum, paid in equal instalments on a monthly basis of €29,483.33 gross, subject to tax and other withholdings as required. Your salary will be paid monthly in arrears direct into your bank account on or before the last day of the month. The aforementioned salary includes your 8% vacation allowance. 6.2 At the discretion of the Company and subject to you meeting any conditions of eligibility, you may participate in such schemes or plans as the Company adopts from time to time and considers appropriate for employees of equivalent status to you subject to the rules of the relevant plans or schemes which may vary from time to time. The Company may in its discretion withdraw or amend any particular plan or scheme which has been introduced or substitute it with such other plans or schemes as it considers fit whether such substitute plans or schemes provide equivalent benefits or not. Your participation in these schemes is a benefit in respect of which you will be liable to pay income tax. Note that where insurance coverage is declined or premiums are considered to be excessive the Company will instead pay the employee a monthly allowance in lieu of coverage at a rate benchmarked against standard premiums. 7. Vacation Entitlement 7.1 The Company's vacation year runs from 1 January to 31 December. The Company reserves the right to alter this holiday period for business reasons. 7.2 In accordance with article 7:634 of the Dutch Civil Code you are entitled to 20 working days paid vacation per vacation year and 5 extra working days paid vacation per year, in addition to recognised public holidays, or a pro rata number of days if this contract of employment has not been in effect for a full calendar year. Vacation pay is based on your current basic rate of salary. This entitlement is based on a five-day working week. 7.3 The statutory holidays have a carry-over restriction of 6 months after the year in which they were accrued. The Employee and the Company strive to take the holiday days in the year in which they are accrued. 7.4 In case of termination of your employment contract, you will be entitled to payment in lieu of any accrued holidays that re not taken and not lapsed. The net equivalent will be paid to you within a month after the termination date. The Company may require you to take unused holidays during your notice period. If on the termination of your employment, you have taken holidays in excess of the holiday entitlement which has accrued to you at that time you will be required to repay to the Company holiday pay in respect of those holidays. These days can be deducted from the final settlement. 8. Absence due to sickness or injury 8.1 If you are unable to attend work due to sickness or injury you (or someone on your behalf) must notify the Company as early as possible but no later than 9.00 a.m. on the first day of absence. You must give the date on which you expect to return. You should keep your manager regularly informed of the likely date of your return to work. 8.2 In the event of incapacity for work the Employee shall co-operate with any request for medical examinations by the Arbodienst (“Dutch Health and Safety Service”) and shall furthermore comply with the rules of and instructions by the Arbodienst and/or the Company. 8.3 If the Employee is incapacitated for work for more than two subsequent months, the Company reserves the right to demand the return of the property of the Company, without being due any compensation, unless agreed otherwise in writing. 9. Sick Pay 9.1. Payments for absence from work will be in accordance with the statutory requirements detailed in section 7:629 of the Dutch Civil Code (BW). Payments will begin after two days of absence due to sickness in accordance with the two day waiting period.

4 10. Termination of Employment 10.1 The employment contract may be terminated by either party (before the term) at the last day of a calendar month, by means of a written notice in accordance with due observance of the statutory notice period as stipulated in section 7:672 of the Dutch Civil Code. 10.2 Nothing in this clause shall prevent the Company from terminating your employment without notice in accordance with sections 7:678 and 7:679 of the Dutch Civil Code (BW). Further, all (other) rules and regulation as states in Titel 10 of Book 7 of the Dutch Civil Code (BW) apply to termination of the employment, unless otherwise agreed upon in this contract of employment. 11. Employee’s obligation’s regarding the termination of the employment agreement 11.1. The Employee shall at the latest one week prior to the termination of this employment agreement, file a request for state unemployment benefits with the Uitvoeringsinstituut Werknemersverzekeringen (UWV), provided that the Employee has not entered into employment elsewhere subsequent to this employment with the Company and the termination thereof. 11.2. If the Employee becomes incapacitated to fulfil his/her duties within a period of 28 days after the termination of this employment agreement due to sickness, the Employee will notify the Company thereof as soon as possible. In that case, the Employee has to obey to the statutory provisions concerning control and occupational rehabilitation and Company ’s sickness and reintegration policy. This obligation also applies in case the Employee leave the employment when he/she is incapacitated for work. 11.3. The Employee does not have the obligation as referred to in the previous paragraph if: - the employee has already been employed elsewhere; or - the employee is entitled to state unemployment benefits based on the Werkloosheidswet (Unemployment Insurance Act). 11.4. The obligations as referred to in the second paragraph of this article remain unchanged as long as the Employee is incapacitated to fulfil his/her duties, as a consequence whereof he/she receives state benefits pursuant to the Ziektewet (Sickness Benefits Act). As soon as the Employee is fully recovered, these obligations will end. When the Employee, after he/she is fully recovered, gets incapacitated again within a period of 28 days after the date of his/her full recovery, the obligations as referred in the second paragraph of this article apply again. 12. Activities outside working hours 12.1. You are required to devote your full time and attention while you are employed by the Company to the performance of your duties and to act in the best interests of the Company at all times. You must not, at any time during your employment, except with the Company’s prior written permission, undertake any outside work (whether in exchange for money or for free) or be in any way employed, engaged, concerned or interested in any business or activity which may in the Company’s opinion adversely affect the proper performance of your duties. 13. Confidentiality 13.1 You must not at any time during your employment (except so far as may be necessary for the proper performance of your duties) or after the termination of your employment use for any purpose other than the Company’s business or disclose to any person or body any Confidential Information obtained during your employment. For the purposes of this clause “Confidential Information” means any trade secrets or information of a confidential nature relating to the Company or any Group Company, its or their customers, clients, suppliers, agents or distributors or its or their business finances, transactions, or affairs which belongs to and is of value to the Company or in respect of which the Company owes an obligation of confidence to any third party. Such information includes but is not limited to: • lists and particulars of the clients and potential clients of the Company or any Group Company; and • any commercial, marketing or financial information relating to or business plans of the Company or any Group Company. 13.2 You must return to the Company forthwith on termination of your employment or at any time during your employment upon request by the Company any Confidential Information which is in your possession or under your control in any format

5 (whether prepared by you or any other person and whether stored electronically, on paper, on audio, or audio visual tape or otherwise). You must not retain any copy or extract of such information in any format. 14. Copyright & Design Rights 14.1. You will promptly disclose to the Company all works in which copyright or design rights may exist which you make or originate either by yourself or jointly with other people during your employment. 14.2. Any copyright work or design created by you in the normal course of your employment or in the course of carrying out duties specifically assigned to you and for the period of one year after the date on which this contract has expired, which relate to the affairs of the Company, shall be the property of the Company whether or not the work was made at the direction of the Company, or was intended for the Company and the copyright in it and the rights in any design shall belong absolutely to the Company throughout all jurisdictions and in all parts of the world, together with all rights of registration, extensions and renewal (where relevant). 14.3. To the extent that such copyright or design rights are not otherwise vested in the Company, you hereby assign the same to the Company, together with all past and future rights to action relating thereto. 14.4. You recognise and accept that the Company may edit, copy, add to, take from, adapt, alter and translate the product of your services in exercising the rights assigned under this clause. 14.5. To the full extent permitted by law, you irrevocably and unconditionally waive any provision of law known as “moral rights” in relation to the rights referred to above. 14.6. You agree that you will at the Company's request and expense, execute such further documents or deeds and do all things necessary or reasonably required to confirm and substantiate the rights of the Company under this clause and despite the termination of this Agreement for any reason. 14.7. You agree that you will not at any time make use of or exploit the Company's property, trademarks, service marks, documents or materials in which the Company owns the copyright or the design rights for any purpose which has not been authorised by the Company. 14.8. You agree that your salary includes remuneration for any intellectual property he develops or co-develops. 15. Inventions 15.1. It shall be part of your normal duties at all times to consider in what manner and by what new methods or devices, products, services, processes, equipment or systems of the Company and each Group Company might be improved, and promptly to give to the Company/your Line Manager full details of any invention, discovery, design, improvement or other matter or work whatsoever in relation thereto (“the Inventions”) which you may from time to time make or discover during your employment, and to further the interests of the Company in relation to the same. You hereby acknowledge and agree that the sole ownership of the Inventions and all proprietary rights therein discovered or made by you (whether alone or jointly with others) at any time during your employment and for the period of one year after the day on which this contract has expired shall belong free of charge and exclusively to the Company as it may direct. 15.2. All worldwide copyright and design rights in all the Inventions shall be and remain the property of the Company and the provisions of clause 19 below shall apply in relation to the same. 15.3. You agree that you will, at any time during your employment or thereafter, at the Company's expense, do all such acts and things and execute such documents (including without limitation making application for letters patent) as the Company may reasonably request in order to vest effectually any Invention (whether owned by the Company in accordance with this clause or owned by you) and any protection as to ownership or use (in any part of the world) of the same, in the Company or any Group Company, or as the Company may direct, jointly if necessary with any joint inventor thereof, and you hereby irrevocably appoint the Company for these purposes to be your attorney in your name and on your behalf to execute and do such acts and things and execute any such documents as set out above. 15.4. You warrant that in the performance of the terms of this Agreement and your duties as an employee of the Company you will not breach any invention assignment, proprietary information, confidentiality or similar agreement with any former employer or other party. You warrant also that you will not bring with you to the Company or use in the performance of your duties for the Company any documents or materials or intangibles of a former employer or third party that are not

6 generally available to the public or have not been legally transferred to the Company. You agree to indemnify the Company against all liabilities, costs, expenses, damages and losses and all interest, penalties and legal costs (calculated on a full indemnity basis) and all other reasonable professional costs and expenses suffered or incurred by the Company or Group Company arising out of or in connection with any claim made against the Company or Group Company for actual or alleged infringement of a third party's intellectual property rights or confidential information as a result of your breach of a prior agreement 16. Non-Competition, Non-Solicitation and Non-Recruitment 16.1. The Employee shall not, either during employment or during a period of 12 months after termination of the employment contract, within Europe, including the Netherlands, and the United States of America, directly or indirectly work for him/herself or for others, or be involved with, either directly or indirectly, financially or otherwise, or have an interest in activities which are within the field of work of the Company’s business and/or its affiliated enterprises, either paid or unpaid, unless the Company has given its prior written consent, to which consent the Company may attach conditions. If in doubt about the effect of this clause in a specific situation, the Employee is required to apply to the Company prior to any breach of the clause. The Company shall then give its judgement on the effect of this clause. 16.2. The Employee shall not, for a period of 12 months after termination of the employment contract, without the Company’s prior written consent, either directly or indirectly, work for or be involved with any customers and business relations of the Company within Europe, including the Netherlands, and the United States of America, in any form whatsoever and whether on his/her own behalf or that of third parties. This obligation applies irrespective of whether or not the Employee initiated any such contact. The Employee shall not encourage customers and/or business relations to sever their relationship with the Company. 16.3. The Employee shall not without the Company’s prior written consent, both during the term of the employment contract and for a 12-month period following its termination, directly or indirectly, for him/herself or for others and in any way whatsoever, enticing away, hiring or causing to be hired or in any way whatsoever use the services of individuals, or attempt to do any of the foregoing with respect to individuals, who are employed by the Company or its affiliates at the termination date or were employed by the Company or its affiliates at any time during the preceding 24 months. 17. Company Policy & Procedure 17.1. The policies and procedures of the Company shall be the same as the parent corporation with the exception of the terms of this contract. The Employee has been provided with a copy of these policies and procedures. Local statutory regulations will override any conflicts between the parent corporation’s policies and procedures and local statutory regulations. 17.2. The company reserves the right to unilaterally amend these policies and procedures. 18. Data Protection 18.1. The Company has provided you with a Fair Processing Notice (FPN). The FPN is separate to this employment contract and complies with the EU General Data Protection Regulations. 19. Penalty clause 19.1. For every violation of article 11, 12, 13, 14, 15 and/or 16 of this Agreement, you shall pay to the Company (in deviation of Section 7:650 paragraph 3,4 and 5 of the Dutch Civil Code (BW)), without any demand or notice of default being required, an immediately payable penalty amounting to € 10,000 and € 1,000 for every day the violation or lasts, notwithstanding the Company’s right to enforce full payment from the Employee of all damage(s), directly or indirectly caused by the violation, instead of such a penalty and the right to demand compliance instead of this penalty or in addition to it. 20. Company’s property

7 20.1. For the performance of his/her duties the Employee will be given a laptop and other equipment on loan. 20.2 At the risk of forfeiting the loan of said items, the Employee will use the items as a good employee and will not use them in order to act contrary to the law. 20.3 If and as soon as the employment contract is terminated or the Employee is suspended or has been sent on garden leave – either with or without continued payment of wages – or if the Employee is absent for other reasons for more than one consecutive months, the Employee shall immediately return the items to the Company. Furthermore the Company is entitled to discontinue the loan of the items or change the terms thereof, if as a result of a change in the tax regimes unchanged continuation will be cost-increasing for the Company, without the Company being liable towards the Employee for payment of any damages or compensation otherwise. 20.4 All items of property the Company has made available to the Employee must be immediately and voluntary returned to the Company upon termination of the employment contract, or on such earlier date as the particular circumstances require, for example in the event the Employee is suspended or for any other reason resulting in the items of property no longer being used for business purposes, without the Company being liable towards the Employee for payment of any damages or compensation otherwise. 20.5 The Employee shall not be permitted to retain any property belonging to the Company to offset any alleged claim against the Company. The Employee waives any right of retention of property. 21. Expenses 21.1. The Company will reimburse you for all reasonable expenses which have been properly incurred by you in the performance of your duties in accordance with the Company’s travel and expense policy and approved in advance. You must provide appropriate receipts or other evidence of expenditure to support any claim for reimbursement of expenses. Such receipts and evidence must be submitted in a timely and regular manner, to be eligible for reimbursement, but no later than 3 months after the date that the expense has been incurred, after which the Company reserves the right not to reimburse the employee. 22. Interception of Communications 22.1. You acknowledge that access to the Company's computer and telephone systems is provided for business purposes. In order that the Company may protect its legitimate business interests, you agree that all of your internet use and e-mail and telephone communications on the Company's systems may be monitored and/or recorded by the Company and that any other correspondence addressed to you or sent by you at/from the Company's premises may be opened and/or read by the Company. You agree to abide, at all times, with any relevant policy or procedure issued by the Company (or any Group Company) from time to time. 23. Collective Agreements 23.1. There are no collective agreements which affect the terms and conditions of your employment. 24. Entire Agreement 24.1. This statement of terms and conditions constitutes the entire agreement between you and the Company and is in substitution for all previous terms and conditions of employment between the Company and yourself whether given verbally or in writing all of which are deemed to be terminated by mutual consent with immediate effect. 25. Variations 25.1. The Company, acting reasonably and fairly, will be entitled to amend any term of this employment contract unilaterally if the reasons for so doing outweigh any harm that might be done to the Employee’s interests by making the amendment.

8 25.2 The nullity of any clause of this employment contract does not result in the nullity of any of the other provisions of this employment contract. Employee and the Company undertake to consult each other immediately in relation to any provision that are null and void. 26. Definition of Group 26.1. In this contract "Group" means the Company and any company which is a subsidiary or holding company of it from time to time, or which is from time to time a subsidiary of any such holding company. 27. Third Parties 27.1. Except with respect to any Group Companies (or future institutional investors) who shall be deemed third party beneficiaries, this Agreement constitutes an agreement solely between the Company and you, and, save where otherwise provided, nothing in this contract confers or purports to confer on a third party any benefit or any right to enforce a term of this contract. 28. Law 28.1. Your contract of employment with the Company (of which this statement forms part) shall be governed by and construed in all respects in accordance with the laws of the Netherlands. You and the Company each irrevocably submit to the non- exclusive jurisdiction of the Dutch Courts. 29. 30% Ruling. 29.1. If (and insofar as) you are entitled to tax-free reimbursement for extraterritorial costs (30% ruling), your income in this employment contract will be reduced so that, in accordance with the 1965 Wage Tax Act, (article 10ea and further), 100/70 of the newly agreed income shall be equal to the originally agreed income. 29.2. In the event that and insofar as Section 29.1 applies (the 30% ruling), the you will be reimbursed for extraterritorial costs by the Company equal to a maximum of 30/70 of the thus agreed new income under this employment contract. You and the Company acknowledge that application of the ruling to reimburse extraterritorial costs (30%-ruling), may not result in an annual taxable salary below the minimum norm as set out in article 10eb of the Wage Tax (Implementation) Decree 1965 and that the reimbursement of extraterritorial costs can also be lower than 30/70 of the agreed salary. You further acknowledge (and are aware of the fact) that, in accordance with prevailing Dutch tax laws, the adjustment of agreed allowances in accordance with Section 29.1 may affect all allowances and payments related to the salary, such as pensions and social security benefits. 29.3. The 30% ruling, if applicable, will be calculated and applied on receipt of the decision of the Tax Authorities. If application of the ruling is approved in the same Dutch tax year as that in which the employment commenced, the salary and allowance will be re-calculated and applied retroactively from the start of said tax year in which case the deficit suffered by you due to the deduction of taxes and/or social security contributions will be reimbursed. If approval is given after the end of the Dutch tax year in which the employment commenced, the allowance will be recalculated from the start of the calendar year in which it was approved and the above applies mutatis mutandis for that year. 29.4. If at any time it appears that you have received an annual taxable salary below the salary standard in accordance with Article 10eb of the Wage Tax Implementation Decree 1965, which standard is set per calendar year, the 30% ruling will lapse retroactively in the calendar year where the deficit was determined. 29.5. Out of courtesy the Company may pay an advance on the future 30% allowance, awaiting the decision from the Tax Authorities. 29.6. If the Company has wrongly calculated the net wage on the basis of the 30%-ruling and/or has paid an advance as referred to in Section 29.5 and a positive decision has not been received from the Tax Authorities within a term acceptable to the

9 Company, the Company is entitled to settle the difference of net income with any financial payments due to you. Should there be insufficient funds to settle the full amount, you shall reimburse the Company directly. 29.7. You are solely responsible for the completion, content and accuracy of the information provided in and with the application form ‘Verzoek loonheffingen 30% regeling’, and in that regard you cannot hold the Company liable and indemnify the Company against any claims. 29.8. During the first 26 weeks of employment, in accordance with Section 628 sub section 5 of Book 7 of the Dutch Civil Code, you do not preserve the right to wages if you have not performed the contracted work due to a cause which, reasonably, should be for account of the Company, unless you are a so-called highly skilled migrant, in which case the aforementioned exclusion only relates to the amount of wages in excess of the minimum wage criterion applicable from time to time on the basis of article 1d ‘Besluit uitvoering Wet arbeid Vreemdelingen’. 29.9. This Clause 29 only applies as long as the 30%-ruling may be applied. If the 30%-ruling is no longer allowed or can no longer be applied (regardless of the reason) to you, the Company can immediately terminate this arrangement without the Company being liable towards you for payment of any damages or compensation otherwise. 30. Severance arrangements 30.1 In case the Company gives notice of termination of the employment contract before the term, or in case the court terminates the employment contract before the term, you are entitled to the following severance arrangements less any possible transitional compensation (transitievergoeding) as referred to in Section 7:673 of the Dutch Civil Code (BW) due by the Company, with the provision that if in that case the result is nil or negative, no severance payment will be paid and you are only entitled to the transitional compensation (transitievergoeding) as referred to in Section 7:673 of the Dutch Civil Code (BW), unless: a) notice of termination was given for urgent cause (dringende reden); b) notice of termination was given or termination was based on Section 7:669, paragraph 3, subsection e of the Dutch Civil Code (BW); c) the reason for notice of termination or termination is otherwise culpable to you; d) the employment contract ends by operation of law or because you reached the state pension age (AOW-gerechtigde leeftijd); or e) notice of termination was given or the employment contract was terminated during suspension of payment (surseance van betaling) of the Company or as a consequence of liquidation (faillissement) of the Company. 30.2 The severance is equal to the gross amount of six (6) times the fixed monthly salary of the Employee applicable on the last day of employment, with due observance of Section 30.1 of the employment contract. For the purpose of this Clause, fixed monthly salary means the monthly salary excluding emoluments such as, but not limited to holiday allowance, any (other) variable, bonus, commission and/or fixed (salary) payments (if applicable). 30.3 In the event that the termination of the employment contract is direct a result of a Sale Event up to the sole discretion of the Company and/or SEMrush Holdings Inc., the severance is equal to the gross amount of twelve (12) times the fixed monthly salary of the Employee applicable on the last day of employment, with due observance of Section 30.1 of the employment contract. For the purpose of this Clause, fixed monthly salary means the monthly salary excluding emoluments such as, but not limited to holiday allowance, any (other) variable, bonus, commission and/or fixed (salary) payments (if applicable). For the purpose of this Clause, ‘‘Sale Event’’ is defined under the SEMrush Holdings Inc. equity plan, which definition is reproduced herein for reference: (i) the sale of all or substantially all of the assets of SEMrush Holdings Inc. on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of SEMrush Holdings Inc. outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Stock (as defined in the SEMrush Holdings Inc. equity plan) of SEMrush Holdings Inc. to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of SEMrush Holdings Inc. outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of SEMrush Holdings Inc. or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from SEMrush Holdings Inc..

10 30.4 Also in the event of termination of the employment contract as referred to in Section 30.3 of this employment contract, all time-based stock options and other stock-based awards subject to time-based vesting held by you if applicable (under the Non-Qualified Stock Option Notice and Agreement under the Semrush Holdings, Inc. 2019 Stock Option and Grant Plan of April 29, 2020) shall immediately accelerate and become fully exercisable or nonforfeitable as of the date of termination of the employment contract, notwithstanding anything to the contrary in any applicable option agreement or other stock- based award agreement between you and the Company. 30.5 Payment of the severance will take place within 4 weeks after the last day of employment, without further summons or notice of default being required. Please indicate your acceptance of the terms and conditions of your employment as set out in this statement by signing the duplicate of this statement and returning it. Yours sincerely _/s/ Anthony Paul Amato_______ Anthony Paul Amato For and on behalf of SEMRUSH B.V. I accept the terms and conditions of my employment with the Company as set out in this statement. Signed: _/s/ Vitalii Obishchenko______ Vitalii Obishchenko SUMMARY NOTICE ON DATA PROCESSING In this Summary Notice, the Semrush legal entity that you work for ("we", "company" or "data controller") summarizes its detailed Full Notice (further below) which describes our practices as a data controller with respect to the processing of your Personal Data (such as collection, use, storage, disclosure or erasure) in connection with you working for the company. The notice applies to you if you are the company’s directly-hired employee, seconded from the company’s affiliate to provide services to the company, or a third party contractor , or leased from a third party company that is your employer, and if you work full or part- time. Nothing in this notice shall change an individual’s employment status. If you are leased from a third party company that is your

11 employer, your employer should have issued its own privacy notice to you and may transfer certain Personal Data to us which we will process as outlined in this notice as applicable. Categories of Personal Data processed We process the following Personal Data as data controller, which we collect during the application process and in the course of employment or contractor relationship with us, from you, your supervisor or authorized third parties (i.e., recruitment agencies and public authorities): Your name, other identification data, bank account details, information related to your job, health-related information, salary and benefits, equity compensation, information related to your use of company equipment and resources, your communications, your performance, and any disciplinary actions against you ("Personal Data"). For more details, see the Full Notice (I). Processing purposes We may process your Personal Data for the following purposes: administration of the employment or contractor relationship, providing payments and benefits, managing your daily job activities, compliance with laws and regulations and company policies and procedures, monitoring job performance, security and fraud prevention, compliance with corporate responsibilities, audit requirements, cost and budgeting analysis and controls. For more details, see the Full Notice (II). Legal justifications for the processing of your Personal Data Privacy laws may require any processing of Personal Data to have a legal justification. Where a legal basis is required, we generally rely on the following legal justifications: the processing is necessary for (i) the performance of the employment contract, ("Contract Justification"); (ii) compliance with a legal obligation ("Legal Obligation Justification"); (iii) pursuing our legitimate interests not overriding your interests and rights and freedoms ("Legitimate Interest Justification"). For more details on purposes or processing and corresponding legal justifications see the Full Notice (III). Data transfers and recipients We may transfer your Personal Data to our group companies including Semrush Inc. in the United States or Semrush SM Limited or Semrush RU Limited in Russia (“Semrush Group”) and third parties (e.g., business partners, customers, benefits providers), acquiring or acquired entities, service providers, and, in accordance with applicable law, governmental authorities, courts, external advisors, and similar third parties. Some recipients are located outside of your jurisdiction. For more details, see the Full Notice (IV). Retention periods and deletion Your Personal Data will be deleted once no longer needed for the purposes of the original collection or as required by applicable law. For more details, see the Full Notice (V). Your statutory rights You may have a number of rights with regard to your Personal Data, subject to conditions of applicable law, including the right to get access to your data, to have it corrected, erased or handed over, or to determine what should be done with your Personal Data after death. Please refer any questions to privacy@Semrush.com. For more details, see the Full Notice (VI). Changes of this Summary and the Detailed Privacy Notice This Summary and Full Notice are subject to change. We will notify you of such changes.

12 How to contact us If you wish to exercise your data subject rights or if you have questions concerning this Summary Notice or the Full Notice, please address your request to the Data Controller via privacy@Semrush.com. If you have any questions or concerns regarding Semrush’s Privacy Policy or use of personal data, or if you want to exercise your rights regarding your personal data, please contact us by email at our designated request address at privacy@Semrush.com or by regular mail to: Semrush Inc. 800 Boylston Street, Suite 2475 Boston, MA, 02199 U.S.A. Attention: General Counsel Semrush Inc.’s representative in the United Kingdom is: VeraSafe United Kingdom Ltd. (“Verasafe”) 37 Albert Embankment London SE1 7TL United Kingdom. You may contact Verasafe at https://verasafe.com/public-resources/contact-data-protection-representative Semrush Inc.’s representative in the European Union is: Semrush CZ s.r.o. Na Hřebenech II 1718/10 Nusle, 140 00 Praha Czech Republic FULL NOTICE ON DATA PROCESSING I. Categories of Personal Data We process non-sensitive Personal Data ("Non-Sensitive Data") and certain special categories of Personal Data ("Sensitive Data"), to the extent required and permitted under applicable law.

13 We may process the following Non-Sensitive Data about you: • Name, job title/code, supervisor, office e-mail, work phone and cellular phone number, employment location, worker number, and other generally work-related contact information (“Basic Contact Data”); • National ID, social security number, tax ID, regulatory region, citizenship, date of birth, gender, language skills, passport, work permit and visa information, emergency contact information, driver’s license information, home address, employment status (hire/rehire/termination), worker type, educational information, previous employer information, hire, sabbatical and seniority dates, work period (weekly/monthly/etc.), compensation information, bank account information for payroll processing, birth country/location, cost center, job performance information, marital status, number of children, job qualifications, reference checks, training and skills checks, working hours and leave entitlements (e.g. holiday leave, parental leave, sabbatical), and similar data (“General Human Resources Data”); • To the extent applicable to you, name, citizenship, e-mail address, social security number, worker number, date of hire, termination date, tax withholding and reporting information, accounting information, home address, date of birth, grant, vesting and exercise information, contributions to health insurance, pension contributions, and details of applicable bonus and incentive plans, and other information necessary for stock plan administration services (“Stock and Benefit Plan Data”); and • Information regarding your access and use of Semrush Group facilities and computer systems, reporting information, security badge information, and camera and video images (“Security and Access Control Data”). In addition, we process the following Sensitive Data: • Number of Sick days; • COVID-19 Vaccination Status (where legally required and/or legally permissible) • Information on work-related accidents; • Results of criminal background checks (where legally permissible) • Information on disability if you have disclosed it; • Information on parental leave where applicable; • Trade union membership where applicable and permitted by law; and II.Processing Purposes We process your Personal Data to the extent permitted or required under applicable law, for the following purposes: • Facilitating global communication, cooperation and team work within the Semrush Group and providing for a global directory and internal Intranet-based social network (“Communication Purposes”); • Managing human resources and workflow within the Semrush Group, including staffing, worker evaluations, promotions, cross-border teamwork, global recruitment, secondments, transfers within the Semrush Group, accounting, compensation and benefit program administration, payroll training, performance management, succession planning, stock option administration, other tangible and intangible benefits, and business travel and work assignments (“General Human Resources and Travel Purposes”); • Facilitating stock and benefit plan administration services (including third party administrators) (“Stock and Benefits Purposes”); • Complying with applicable laws and employment-related requirements and administration of those requirements, such as income tax, national insurance deductions, and employment and immigration laws (“Regulatory-related Purposes”); • Communicating with your designated contacts in case of an emergency (“Emergency Contact-related Purposes”); • Facilitating and managing security and access control regarding Semrush Group offices and premises, labs, equipment, and systems (“Security and Access Control Purposes”); • Facilitating and managing the compliance with the Semrush Group policies and, as applicable, the management of extraordinary operations (e.g. mergers, acquisitions of a company’s shareholding, transfer of business or transfer of a branch of the business, joint ventures, consortium agreements and other extraordinary operations (“Company Purposes”); and • Supporting any claim or defense that the Semrush Group could face before any jurisdictional and/or administrative authority, arbitration or mediation panel and to cooperate with – or to inform – law enforcement or regulatory authorities to the extent required by law (“Litigation-related Purposes”).

Note that we also process certain Personal Data in relation to your use of computer systems. You will find more information about these specific processing operations in the "Notice Regarding the Monitoring of Computer Systems" provided to you.

III.Legal Justification for the Processing of your Personal Data

Generally, the processing of your Personal Data is necessary for the conclusion and/or performance of the employment contract. In general, you are required to provide your Personal Data, except in limited instances when we indicate that certain data is voluntary. If you do not provide your Personal Data, certain HR processes might be delayed or impossible.

We rely on the following legal justifications for the processing, of your Personal Data:

FOR PROCESSING OF NON-SENSITIVE DATA		
Processing Purposes	**Categories of Non-Sensitive Data involved**	**Legal basis as necessary**
Communication Purposes	• Basic Contact Data	• Contract Justification; or • Legitimate Interest Justification to facilitate communications within the Semrush Group.
General Human Resources and Travel / Work Permit Purposes	• Basic Contact Data • General Human Resources Data	• Contract Justification; • Legal Obligation Justification; or • Legitimate Interest Justification to appropriately administer relationships with worker
Stock and Benefits Purposes	• Basic Contact Data • Stock and Benefit Plan Data	• Contract Justification; • Legal Obligation Justification; or • Legitimate Interest Justification to facilitate stock and benefits plan administration services.
Regulatory-related Purposes	• Basic Contact Data • General Human Resources Data • Stock and Benefit Plan Data • Security and Access Control Data	• Contract Justification; • Legal Obligation Justification; or • Legitimate Interest Justification to comply with applicable laws and employment-related requirements and administration of those requirements.
Emergency Contact-related Purposes	• Basic Contact Data • General Human Resources Data	• Legitimate Interest Justification to facilitate communication with your designated contacts in case of an emergency; or • The processing is necessary in order to protect your vital interests or those of another natural person
Security and Access Control Purposes	• Basic Contact Data • General Human Resources Data • Security and Access Control Data	• Contract Justification; • Legal Obligation Justification; or • Legitimate Interest Justification to facilitate and manage security and access controls regarding Semrush Group offices and premises, labs, equipment, and systems.
Litigation-related Purposes	• Basic Contact Data • General Human Resources Data • Stock and Benefit Plan Data	• Legal Obligation Justification; or • Legitimate Interest Justification to support any claim or defense that the Semrush Group could face before any jurisdictional and/or administrative authority.

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15 FOR PROCESSING OF NON-SENSITIVE DATA Processing Purposes Categories of Non-Sensitive Data involved Legal basis as necessary • Security and Access Control Data Company Purposes • Basic Contact Data • General Human Resources Data • Stock and Benefit Plan Data • Security and Access Control Data • Legitimate Interest Justification to facilitate the compliance with the Semrush Group policies and, as applicable, the management of extraordinary operations FOR PROCESSING OF SENSITIVE DATA Processing Purposes Categories of Sensitive Data involved Legal basis as necessary General Human Resources Purposes, including administering payroll and work permit processing • Number of sick days • Information on parental leave • Results of criminal background checks (where legally permissible) • Information on work- related accidents • Information on disability • The processing is necessary for the purposes of carrying out the obligations and exercising our or your specific rights in the field of employment and social security and social protection law; • Protecting vital interests (e.g. in the case of a workplace accident); or • For the assessment of working capacity or the provision of health or social care or treatment. Managing workflow • Number of sick days • Information on parental leave • Information on work- related accidents • Information on disability Regulatory-related Purposes • Number of sick days; • Information on parental leave • Information on work- related accidents • Information on disability • Trade union membership where applicable and necessary for us to process for compliance purposes Company Purposes • Information on parental leave

FOR PROCESSING OF SENSITIVE DATA		
Processing Purposes	**Categories of Sensitive Data involved**	**Legal basis as necessary**
	• Information on work-related accidents • Personal Data relating to claims or defenses before any jurisdictional and/or administrative authority	
Litigation-related Purposes	• Personal Data relating to claims or defenses before any jurisdictional and/or administrative authority	• The processing is necessary for the establishment, exercise or defense of legal claims.

IV. Data transfers, recipients and legal justification for such transfers

1. Recipients of your Personal Data

Other Semrush Group companies: In some cases it is necessary to share Non-Sensitive Data that was collected locally within the Semrush Group, including Semrush Inc. in the United States or Semrush SM Limited or Semrush RU Limited in Russia. We do so to facilitate internal communication and task management to other group companies, group wide HR planning and administration, including staffing, succession planning, forecasting and budgeting, investment decisions, training and performance management, in connection with the group's global matrix structure, and to be able to fulfill the employment relationship within our global structure, such as to facilitate global cooperation and worker travel or transfers within the group. The list of current Semrush Group companies and their locations and contact details, is available upon request by emailing privacy@semrush.com or by accessing the Legal KB at https://kb.semrush.net/display/LEG/SEMrush+Group+structure. The legal basis as necessary for such transfers is Contract Justification and Legitimate Interest Justification and our legitimate interests are the above mentioned. Access to Non-Sensitive Data is provided only on a need-to-know-basis and subject to an access concept.

Semrush Inc. will also be acting as a Processor (as further described below) for Personal Data as it is hosting the global human resources information system.

Benefits Providers, Insurance Carriers, Professional Advisors, Business Partners, Suppliers, and Customers: Benefits providers (such as payroll processors or pension plan providers), insurance carriers (such as health plan administrators and life insurance providers), professional advisors (such as audit firms and benefits consultants), business partners, acquiring or acquired entities, suppliers (such as supply chain partners), customers, and other benefits administrators and service providers may also receive information about your salary, benefits, and equity compensation as necessary in connection with our business operations, in particular to administer and provide compensation, administer and provide applicable benefits and other work-related allowances, administer the workforce, comply with applicable laws and employment and contractor-related requirements as applicable, communicate with you and third parties, and respond to and comply with requests and legal demands.

Third-party service providers: Certain third party service providers, whether affiliated or unaffiliated, will receive your Personal Data to process such data under appropriate instructions ("**Processors**") as necessary for the processing purposes, in particular to carry out certain global HR management activities (*i.e.*, global directory, global payroll, equity and benefits, travel, immigration, security, global recruitment and cross-charging for salary and other compensation expenses among group companies benefiting from contributions by you) or IT-related tasks (*i.e.*, for maintenance of secure global systems and networks). The Processors will be subject to contractual obligations to implement appropriate technical and organizational security measures to safeguard your Personal Data, and to process your Personal Data only as instructed. A list of currently engaged Processors can be provided upon request to privacy@semrush.com.

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Processor	Purpose	Semrush Location
Alfresco	Document Storage	All
BambooHR	HR management Company directory	All
Fortuna Insurance	Benefits	CZ
Google	Employee Workstation Applications	All
Hellenic Bank	Bank	CY
Jira	Team Ticketing Platform	All
Lavoro	Immigration	CY
LRN	Employee Training Platform	All
Marsh Brokers	Benefits	CZ
Metlife	Benefits	CZ
Multisport	Benefits	CZ
Oracle	Expense Reporting	All
Recruitee	Recruiting Platform	All
Rhythm	Company Goals Platform	All
Tableau	Data Storage	All
TIFRA Services	Benefits	CZ
UniCredit	Bank	CZ
Yougood.com	Employee Rewards	All

Professional Advisors:

Advisor	Purpose	Semrush Location
Baker McKenzie	Legal Advisors	All
Deloitte	Accounting advisors	All
Ernst & Young	Audit, tax and financial advisors	All

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18 Eversheds Sutherland Legal advisors All Gestart Assessors, S.L.U. Tax, accounting and labor advisors SP GTC Law Group PC & Affiliates Legal advisors All Goodwin Legal advisors All Petyovsky and Partners Legal Advisors CZ PWC Accounting & Immigration advisors All Uria Menendez Legal Advisors SP Vistra Labor Advisors NL Government Agencies, Regulators and Professional Advisors: Company and/or other Semrush Group companies may need to transfer your Personal Data to government agencies and regulators (e.g., tax authorities, courts, and government authorities) to comply with legal obligations, and to external professional advisors as necessary to pursue legitimate interests (e.g., protecting Semrush Group’s legal interests) as permitted by law. When required by local law to process Sensitive Data, this information will only be transferred outside of your country if permitted by applicable law. In connection with the data transfers described above, Personal Data may in some cases be transferred onwards to recipients (i) in a country benefiting from an adequacy decision from the EU Commission, (ii) bound by standard contractual clauses or other binding instrument ensuring the same level of data protection as standard contractual clauses, (iii) where such onward transfer is necessary for the establishment, exercise or defense of legal claims in the context of specific administrative, regulatory or judicial proceedings, (iv) where it is necessary in order to protect the vital interest of the data subject or another natural person, (v) you have provided consent to such onward transfer, or (vi) the recipient otherwise ensures appropriate safeguards. 2. Cross-Border Data Transfers We transfer Personal Data to Semrush Group companies located inside or outside your country, such as Semrush Inc. in the United States, or Semrush SM Limited or Semrush RU Limited in Russia, only if necessary for the purposes listed above. To the extent your Personal Data is transferred from the European Economic Area to countries that do not provide for an adequate level of data protection from an EU legal perspective, we will base the respective transfer on appropriate safeguards, such as standard contractual clauses, where this is required under applicable law. You can ask for a copy of such appropriate safeguards by contacting privacy@semrush.com. The countries that are recognized to provide for an adequate level of data protection from an EU law perspective are listed at https://ec.europa.eu/ (currently Andorra, Argentina, Canada, Faroe Islands, Guernsey, the State of Israel, Isle of Man, Japan, Jersey, New Zealand, Switzerland, the United Kingdom, and the Eastern Republic of Uruguay. 3. Personal Data of your Dependents If you provide the company with Personal Data about your spouse, domestic civil/partner, and/or dependents (e.g., for emergency contact or benefits related purposes) ("Dependents"), please make sure to inform them accordingly, including about their rights with respect to our processing of their Personal Data (Section VI. below) and that you may disclose their Personal Data to the company for these purposes. You should also obtain the consent of these individuals (unless you can provide such consent on their behalf) if such consent is required by law for the collection, use, storage, transfer, and processing of their Personal Data. V. Retention periods for and deletion of your Personal Data Your Personal Data will not be kept in a form that allows you to be identified for any longer than is necessary for achieving the purposes for which it was collected or processed, generally up to 6 years following the end of the employment relationship or for us

19 to comply with our legal obligations, or until the end of any initiated judicial or disciplinary action, including any potential appeal. Subsequently, all relevant Personal Data will be deleted, erased or de-identified. VI. Your statutory rights Under the conditions set out under applicable law, you may have the following rights: 1. Right of access: You may have the right to obtain from us confirmation as to whether your Personal Data is being processed, and, where that is the case, to request access to the Personal Data. The access information includes – inter alia – the purposes of the processing, the categories of Personal Data concerned, and the recipients or categories of recipients to whom the Personal Data have been or will be disclosed. You may have the right to obtain a copy of the Personal Data undergoing processing. Subject to applicable law, we may charge a reasonable fee for copies, based on administrative costs. 2. Right to rectification: You may have the right to obtain from us the rectification of inaccurate Personal Data concerning you. Depending on the purposes of the processing, you have the right to have incomplete Personal Data completed, including by means of providing a supplementary statement. 3. Right to erasure (to be forgotten): You may have the right to ask us to erase your Personal Data. 4. Right to restriction of processing: You may have the right to request restriction of processing of your Personal Data, in which case, it would be marked and processed by us only for certain purposes. 5. Right to data portability: You may have the right to receive your Personal Data which you have provided to us in a structured, commonly used and machine-readable format and you have the right to transmit the Personal Data to another entity without hindrance from us. 6. Right to object: You may have the right to object, on grounds relating to your particular situation, at any time to the processing of your Personal Data by us and we can be required to no longer process your Personal Data. If you have a right to object and you exercise this right, your Personal Data will no longer be processed for such purposes by us. Exercising this right will not incur any cost. Such a right to object may not exist, in particular, if the processing of your Personal Data is necessary to take steps prior to entering into a contract or to perform a contract already concluded. 7. Right to provide instructions regarding the storage, deletion, or disclosure of your Personal Data after your death: You may have the right to set instructions for the retention, erasure and disclosure of and determine the rules governing the fate of your Personal Data after your death and make specific arrangements with us for the storage and communication of your Personal Data after your death. You may also make general arrangements with a third party, which will let us know about your instructions in due time. The foregoing rights may also apply for Dependents (see Section IV above). Please note that these rights might be limited under the applicable national data protection law. The company is your point of contact for exercising these rights. Please refer any of your questions to your local HR Business Partner. You may also have the right to lodge a complaint with the competent supervisory authority. Acknowledgment of Notice on Data Processing I was given sufficient time to review the notice in detail, including the possibility to consult with whomever I wanted. I have read and understood the Notice on Data Processing. Name: __________________________________________

20 Date: __________________________________________ Place: __________________________________________ Signature: